News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080
Thursday, May 25, 2006
USA Mobility Reports First Quarter Operating Results
Improvement in Annual Trends and Operating Margin Cited
Alexandria, VA (May 25, 2006) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced operating results for the quarter ended March 31, 2006. Reported revenue for the first quarter was $134.9 million, with EBITDA (Earnings before interest, tax, depreciation, amortization and accretion) of $38.6 million or 28.6 percent of revenue. Reported operating income was $19.8 million, and net income was $12.3 million, or $0.45 per share.
Key results in the first quarter included:
•	The annual rate of revenue erosion continued to show modest, but consistent improvement at 18.6 percent in the first quarter compared to 22.7 percent and 20.3 percent in the first and fourth quarter of 2005 on a pro forma basis, respectively.

•	The annual rate of subscriber erosion improved to 17.6 percent from 18.1 percent in fourth quarter and 21.7 percent in first quarter 2005, on a pro forma basis. Net subscriber unit loss in first quarter was 252,000 compared to 347,000 and 230,000 in first quarter and fourth quarter of 2005, respectively.

•	Average revenue per unit was $8.80, compared to $9.01 and $8.90 in the first quarter and fourth quarter of 2005, respectively.

•	Operating expenses, excluding depreciation, amortization, and accretion were $96.2 million in first quarter, a reduction of $26.7 million or 21.7 percent from the first quarter of 2005, and $5.3 million or 5.3 percent reduction from fourth quarter 2005.

•	Capital expense was $4.4 million in the first quarter, an increase of about 6% over fourth quarter 2005, and in line with expectations.

Vincent D. Kelly, president and chief executive officer, said: “USA Mobility took important steps during the quarter to underscore our strengths as a provider of mission-critical wireless services. Among them, we provided testimony to a Federal Communications Commission panel on the superior performance of paging networks during such disasters as Hurricane Katrina, we joined the American Association of Paging Carriers to help promote the advantages of paging, we recruited a wireless industry veteran to oversee our marketing initiatives, and we launched a corporate branding program under the tagline ‘One Source for Wireless’ to emphasize the breadth of our service offerings and engineering capabilities.”
Thomas L. Schilling, chief financial officer, said: “As expected net unit losses in the first quarter increased from the fourth quarter, along with the rate of revenue decline, due to seasonally higher cancellations. However, our first quarter results are on track with our expectations and objectives for 2006, including targets for gross subscriber placements and company-wide cost reductions.” Schilling added “We continued to strengthen our financial position during the first quarter with strong cost reductions which allowed us to increase our cash balance in the quarter from $37.5 million at year end 2005 to $76.3 million at March 31, 2006.
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USA Mobility plans to host a conference call for investors on its first quarter results at 11:00 a.m. Eastern Time on Friday, May 26, 2006. The call-in number is 888-802-2275 (toll-free) or 913-312-1267 (toll). The pass code for the call is 1643835 (followed by the # sign). A replay of the call will be available from 3:00 p.m. ET on May 26 until 11:59 p.m. on Friday, June 9. The replay number is 888-203-1112 (toll-free) or 719-457-0820 (toll). The pass code for the replay is 1643835 (followed by the # sign).
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About USA Mobility
USA Mobility, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government, healthcare and emergency response sectors. USA Mobility offers traditional one-way and advanced two-way paging via its nationwide networks covering more than 90% of the U.S. population. In addition, the company offers mobile voice and data services through Sprint Nextel and Cingular Wireless, including BlackBerry and GPS location applications. The company’s product offerings include wireless connectivity systems for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies mobile connectivity solutions to over two-thirds of the Fortune 1000 companies. For further information visit www.usamobility.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s expectations for future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.
Tables to Follow

USA MOBILITY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2005	March 31, 2006
	(audited)	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$37,547	$76,292
Accounts receivable, net	38,177	33,558
Prepaid rent, expenses and other	10,660	12,123
Deferred income tax assets	18,895	18,565

Total current assets	$105,279	$140,538
Property and equipment, net	127,802	117,966
Goodwill	149,478	149,478
Intangible assets, net	40,654	36,450
Deferred income tax assets	207,150	206,015
Other assets	3,430	3,275

TOTAL ASSETS	$633,793	$653,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$13	$1
Accounts payable and other accrued liabilities	65,719	63,373
Customer deposits	3,104	2,905
Deferred revenue	17,924	19,088

Total current liabilities	$86,760	$85,367
Long-term debt, less current maturities	—	—
Other long-term liabilities	14,040	22,439

TOTAL LIABILITIES	$100,800	$107,806

Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	521,298	521,956
Retained earnings	11,692	23,957

TOTAL STOCKHOLDERS’ EQUITY	532,993	545,916

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$633,793	$653,722

USA MOBILITY, INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2005	2006
Revenue:
Service, rental and maintenance, net of service credits	$159,150	$128,761
Product sales	6,527	6,131

Total revenue	165,677	134,892

Operating expenses:
Cost of products sold	1,279	786
Service, rental and maintenance	56,353	48,011
Selling and marketing	10,402	10,888
General and administrative	48,427	35,711
Depreciation, amortization and accretion	40,595	18,794
Stock based compensation	1,385	683
Severance and related termination costs	5,137	170

Total operating expenses	163,578	115,043

Operating income	2,099	19,849

Interest expense, net	(1,214)	549
Loss on extinguishment of long-term debt	(594)	—
Other income, net	137	62

Income before income tax expense	428	20,460
Income tax expense	(291)	(8,195)

Net income	$137	$12,265

Basic net income per common share	$0.01	$0.45

Diluted net income per common share	$0.01	$0.45

Basic weighted average common shares outstanding	27,108,034	27,397,307

Diluted weighted average common shares outstanding	27,320,212	27,503,230

Reconciliation of operating income to EBITDA:
Operating income	2,099	19,849
Addback:
Depreciation and amortization	40,595	18,794

EBITDA (a)	$42,694	$38,643

(a) EBITDA or Earnings before interest, taxes, depreciation and amortization is a non-GAAP measure and is presented for analytical purposes only.

USA MOBILITY, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended March 31,
	2005	2006
Cash flows from operating activities:
Net income	$137	$12,265
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	40,595	18,794
Deferred income tax expense	(1,391)	1,464
Loss on extinguishment of long-term debt	594	—
Accretion of long-term debt and other non-cash interest expense	505	—
Deferred stock compensation	1,385	683
Provisions for doubtful accounts, service credits and other	7,005	5,046
Gain on disposals of property and equipment	(26)	37
Changes in assets and liabilities:
Accounts receivable	(3,084)	(507)
Prepaid expenses and other	(4,861)	(1,033)
Intangibles and other long-term assets	(46)	104
Accounts payable and accrued expenses	(9,704)	(2,483)
Customer deposits and deferred revenue	(1,494)	965
Other long-term liabilities	1,464	7,734

Net cash provided by operating activities	$31,079	$43,069

Cash flows from investing activities:
Purchases of property and equipment	(2,564)	(4,424)
Proceeds from disposals of property and equipment	25	32
Receipts from note receivable	102	80

Net cash used for investing activities	$(2,437)	$(4,312)

Cash flows from financing activities:
Repayment of long-term debt	(38,526)	(12)

Net cash used for financing activities	$(38,526)	$(12)

Net decrease in cash and cash equivalents	$(9,884)	$38,745
Cash and cash equivalents, beginning of period	46,995	37,547

Cash and cash equivalents, end of period	$37,111	$76,292

Supplemental disclosure:

Interest paid	$1,367	$—

State income taxes paid	$—	$—

USA MOBILITY, INC.
PRO FORMA UNITS IN SERVICE ACTIVITY (a) (b)
units in thousands (unaudited)

	Three Months Ended
	March 2004	June 2004	September 2004	December 2004	March 2005	June 2005	September 2005	December 2005	March 2006
Direct One-Way:
Beginning units in service	5,329	5,100	4,909	4,690	4,464	4,273	4,114	3,977	3,835
Gross placements	226	181	182	166	141	134	125	126	108
Disconnects	(455)	(372)	(401)	(392)	(332)	(293)	(262)	(268)	(265)

Ending units in service	5,100	4,909	4,690	4,464	4,273	4,114	3,977	3,835	3,678

Two-Way:
Beginning units in service	506	483	462	449	422	397	382	365	347
Gross placements	40	32	35	29	22	29	17	18	15
Disconnects	(63)	(53)	(48)	(56)	(47)	(44)	(34)	(36)	(38)

Ending units in service	483	462	449	422	397	382	365	347	324

Indirect One-Way:
Beginning units in service	1,716	1,474	1,253	1,101	987	859	762	685	604
Gross placements	157	145	160	143	107	92	26	26	24
Disconnects	(399)	(366)	(312)	(257)	(235)	(189)	(103)	(107)	(93)

Ending units in service	1,474	1,253	1,101	987	859	762	685	604	535

Two-Way:
Beginning units in service	131	123	121	115	94	91	90	89	100
Gross placements	20	16	20	7	7	7	3	18	4
Disconnects	(28)	(18)	(26)	(28)	(10)	(8)	(4)	(7)	(7)

Ending units in service	123	121	115	94	91	90	89	100	97

Total
Beginning units in service	7,682	7,180	6,745	6,355	5,967	5,620	5,348	5,116	4,886
Gross placements	443	374	397	345	277	262	171	188	151
Disconnects	(945)	(809)	(787)	(733)	(624)	(534)	(403)	(418)	(403)

Ending units in service	7,180	6,745	6,355	5,967	5,620	5,348	5,116	4,886	4,634

Adjusted Proforma ARPU
Direct One-Way	$9.10	$8.96	$8.89	$8.75	$8.65	$8.61	$8.48	$8.27	$8.17
Direct Two-Way	$25.15	$24.68	$24.22	$23.93	$23.98	$23.65	$24.28	$23.76	$23.61
Indirect One-Way	$4.06	$4.26	$4.12	$4.26	$4.07	$4.11	$4.36	$4.66	$4.53
Indirect Two-Way	$12.89	$12.07	$11.30	$10.41	$9.16	$8.71	$8.42	$7.80	$6.93

Total	$9.15	$9.16	$9.14	$9.09	$9.01	$9.02	$9.04	$8.90	$8.80

(a)	Assumes Arch and Metrocall combined as of January 1, 2004 and the unit in service adjustment reflected in March 2004.

(b)	Amounts have been adjusted for rounding.